AMENDMENT TO
                   MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

     This Amendment dated the 23rd day of February, 2007 to the Mutual Fund Custody and Services Agreement effective as of June 6, 2001 (the "Agreement") by and between Tweedy Browne Fund Inc. (the "Company") on behalf of its Tweedy Browne Global Value Fund and Tweedy Browne American Value Fund (individually a "Fund" and collectively the "Funds") and Boston Safe Deposit and Trust Company (now known as Mellon Trust of New England, N.A.) (the "Custodian").

     WHEREAS, the Company and the Custodian have entered previously into the Agreement; and

     WHEREAS, pursuant to Article IV, Section 10(d) of the Agreement, the Company and the Custodian wish to amend the Agreement to reflect the addition of a new Fund and the name change of Boston Safe Deposit and Trust Company.

     NOW THEREFORE, the parties hereto agree to amend the Agreement as follows:

     1. The first paragraph of the Agreement is hereby amended to read as follows:

             "This Agreement is effective as of June 6, 2001, and is between TWEEDY BROWNE FUND INC. (the "Company") on behalf of the funds listed on Appendix E attached hereto, (which Appendix may be updated and substituted from time to time by agreement of the parties) (each individually a "Fund" and collectively the "Funds"), a corporation organized under the laws of the State of Maryland having its principal office and place of business at 350 Park Avenue, New York, NY 10022 and MELLON TRUST OF NEW ENGLAND, N.A. (the "Custodian"), a national banking association with its principal place of business at One Boston Place, Boston, MA 02108."

     2. Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

     3. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

     4. The Company and the Custodian each hereby represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Company or the Custodian, as the case may be, to this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date set forth above.




TWEEDY BROWNE FUND, INC., on behalf of         MELLON TRUST OF NEW ENGLAND, N.A.
the Fundslisted on Appendix E
attached hereto

By: /s/ M. G. Rosenberger                      By: /s/ Kelly Carroll
    _____________________                          _________________

Name: M. G. Rosenberger                        Name: Kelly Carroll
      _________________                              _____________

Title: VP & COO                                Title: V.P.
       ________                                       ____

Date: 2/23/07                                  Date: 2/22/07
      _______                                        _______

                                   APPENDIX E

                                  List of Funds
                                  _____________


Tweedy Browne Global Value Fund
Tweedy Browne Value Fund
Tweedy Browne Worldwide High Dividend Yield Value Fund